Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-3 (File Nos. 333-46098, 333-85781, 333-59916, 333-135277) and S-8 (File Nos. 333-167356, 333-156425, 333-156424, 333-119143, 333-112332, 333-46384, 033-63291, 333-13453, 333-63926, 333-126025, 333-122188) of Universal Health Services, Inc. of our report dated February 28, 2011, except with respect to our opinion on the consolidated financial statements insofar as it relates to the condensed consolidating financial information included in Note 13 as to which the date is April 1, 2011, relating to the financial statements, financial statement schedule, and the effectiveness of internal control over financial reporting, which appears in this Current Report on Form 8-K of Universal Health Services, Inc dated April 1, 2011.

/s/ PricewaterhouseCoopers LLP

Philadelphia, PA

April 1, 2011